PORTFOLIO PURCHASE AGREEMENT

          between STORAGE TECHNOLOGY CORPORATION and

                     LEASETEC CORPORATION

                     Dated March 20, 1996

                       TABLE OF CONTENTS
RECITALS . . . . . . . . . . . . . . . . . . . . . . . . .-1-
TERMS OF AGREEMENT . . . . . . . . . . . . . . . . . . . .-1-
1.   PURCHASE AND SALE . . . . . . . . . . . . . . . . . .-1-
     1.1. Purchased Assets . . . . . . . . . . . . . . . .-1-
     1.2. Assumed Liabilities. . . . . . . . . . . . . . .-2-
     1.3. Non-Assignable Leases. . . . . . . . . . . . . .-2-
2.   PURCHASE PRICE AND NET PURCHASE PRICE . . . . . . . .-3-
     2.1. Purchase Price . . . . . . . . . . . . . . . . .-3-
     2.2. Net Purchase Price . . . . . . . . . . . . . . .-3-
     2.3. Effective Date Calculations. . . . . . . . . . .-3-
     2.4. Taxes. . . . . . . . . . . . . . . . . . . . . .-3-

3.   CLOSING . . . . . . . . . . . . . . . . . . . . . . .-3-
     3.1. Closing Date . . . . . . . . . . . . . . . . . .-3-
     3.2. Payment on the Closing Date. . . . . . . . . . .-3-
     3.3. Leasetec's Deliveries. . . . . . . . . . . . . .-4-
     3.4. StorageTek's Deliveries. . . . . . . . . . . . .-4-

4.   INCORPORATED TERMS/DEFINITIONS. . . . . . . . . . . .-5-

5.   REPRESENTATIONS AND WARRANTIES BY STORAGETEK. . . . .-5-

6.   REPRESENTATIONS AND WARRANTIES BY LEASETEC/CLAIMS
     BY LEASETEC.       .  . . . . . . . . . . . . . . . .-7-

7.   ADOPTION BY SUBSIDIARIES/AFFILIATES . . . . . . . . .-7-

8.   ARBITRATION . . . . . . . . . . . . . . . . . . . . .-8-
     8.1. Arbitration Generally. . . . . . . . . . . . . .-8-
     8.2. Actual Damages . . . . . . . . . . . . . . . . .-8-
     8.3. Equitable Relief . . . . . . . . . . . . . . . .-8-
     8.4. No Disclosure. . . . . . . . . . . . . . . . . .-8-
     8.5. Prior Notice . . . . . . . . . . . . . . . . . .-8-

9.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . -8-
     9.1.   Further Actions. . . . . . . . . . . . . . . . -8-
     9.2.   Modification . . . . . . . . . . . . . . . . . -8-
     9.3.   Limitation of Liability. . . . . . . . . . . . -9-
     9.4.   Notices. . . . . . . . . . . . . . . . . . . . -9-
     9.5.   Nature of Relationship . . . . . . . . . . . . -9-
     9.6.   Interest on Overdue Payments . . . . . . . . . -9-
     9.7.   Severability . . . . . . . . . . . . . . . . . -9-
     9.8.   Governing Law. . . . . . . . . . . . . . . . . -9-
     9.9.   Entire Agreement . . . . . . . . . . . . . . .-10-
     9.10.  Counterparts. . . . . . . . . . . . . . . . . -10-
     9.11.  Headings. . . . . . . . . . . . . . . . . . . -10-
     9.12.  Expenses. . . . . . . . . . . . . . . . . . . -10-
     9.13.  Effect. . . . . . . . . . . . . . . . . . . . -10-

EXHIBIT A -    COUNTRY PORTFOLIO APPENDIX. . . . . . . . .A-1

EXHIBIT B -    BILL OF SALE AND ASSIGNMENT . . . . . . . .B-1

                   PORTFOLIO PURCHASE AGREEMENT THIS AGREEMENT is entered into and effective as of March 20, 1996 by and between STORAGE
TECHNOLOGY CORPORATION ("StorageTek"), and LEASETEC CORPORATION ("Leasetec"). It is intended that this Agreement will be adopted by the respective subsidiaries of StorageTek and Leasetec with respect to the Designated Territories with such modifications as may be agreed by the respective subsidiaries.

                            RECITALS


  A. Leasetec Corporation, as parent, and Storage Technology Corporation, as parent, have entered into a Stock Purchase Agreement, under which Leasetec Corporation will purchase all of the issued and outstanding shares of StorageTek Financial Services Corporation ("SFSC"), which is the subsidiary of Storage Technology Corporation which currently does all of the leasing activity with third parties for equipment manufactured or sold by Storage Technology Corporation in the United States. Completion of the transaction contemplated by the Stock Purchase Agreement will transfer to Leasetec Corporation all of Storage Technology Corporation's U.S. leasing activity.

  B. Leasetec Corporation and Storage Technology Corporation also desire that their subsidiaries agree to transfer to Leasetec Corporation all of Storage Technology Corporation's subsidiaries' leasing activity for the countries in the Designated Territories, including the current leases and/or lease receivables for StorageTek's equipment and title to such equipment. Because leasing activity in the Designated Territories is conducted by Storage Technology Corporation's operating subsidiary in each country, the assets associated with such activity must be transferred in each country by the subsidiary in that country.

  C. This Agreement constitutes the basic agreement under which the lease assets will be transferred in each country, by Storage Technology Corporation's subsidiary to Leasetec Corporation's subsidiary. No assets or liabilities of Storage Technology Corporation are being transferred hereunder. It is intended that this Agreement will be adopted by the subsidiaries in each of the Designated Territories with appropriate modifications as agreed by such subsidiaries.

                       TERMS OF AGREEMENT

1.   PURCHASE AND SALE

     1.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, StorageTek shall sell, transfer, assign, convey and deliver to Leasetec, and Leasetec shall purchase from StorageTek, all right, title and interest of StorageTek in, to and under:

          (A) subject to Section 1.3, all of StorageTek's Leases identified in the individual Country Portfolio Appendices;

          (B)  all files relating to such Leases;

          (C) the Equipment sold hereunder or leased pursuant to the Leases and identified in the individual Country Portfolio
               Appendices, together with a license to the internal code in such Equipment;

          (D) all Proceeds derived or produced from or generated with respect to such Equipment and Leases (including without limitation sale proceeds, Rental Payments, insurance proceeds, Financed Software fees and Financed Service Fees, but not including other maintenance or software fees) from and after the Effective Date; and

          (E) the Assumed Debt Documents related to the Assumed Debt as of the Effective Date for which StorageTek has obtained from the applicable lenders, and delivered to Leasetec, consents as contemplated by Section 3.4(f).

      The assets referred to in this Section are collectively referred to as the "Purchased Assets." Notwithstanding the transfer of such Purchased Assets to Leasetec, Leasetec agrees that it shall do nothing to prevent StorageTek from performing its obligations with respect to such Purchased Assets.

     1.2. Assumed Liabilities. On the Closing Date, Leasetec shall deliver to StorageTek the assumption agreements pursuant to which Leasetec shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, all the liabilities and obligations of StorageTek to be paid or performed after the Effective Date under the Assumed Debt Documents for Assumed Debt identified in Schedule C to each Country Portfolio Appendix.

     1.3. Non-Assignable Leases. Notwithstanding anything to the contrary appearing elsewhere herein, StorageTek does not assign or transfer
          (i) any Lease which is not assignable by the lessor; or (ii) any Lease requiring consent of the Obligor for assignment by the lessor, unless in either case a written consent of the Obligor is now or hereafter delivered to Leasetec (all such Leases prior to delivery of an Obligor consent being called the ("Non-Assigned Leases"). In lieu of such assignment and transfer, StorageTek assigns to Leasetec all Payments when collected under the Non-Assigned Leases, and authorizes Leasetec to bill and collect all such Payments, and undertakes to deliver to Leasetec any such Payments which StorageTek receives.

          With respect to Leases which are not assignable or are only assignable with Obligor's consent, StorageTek indemnifies SFSC and its Transferees under the terms of Section 8.2(b) of the Operating Agreement for any claim, loss, cost, damage or expense suffered or incurred as a result or arising out of the lack of ownership and lack of a security interest in such Leases and the inability to enforce the terms of such Leases against the Obligors.

2.   PURCHASE PRICE AND NET PURCHASE PRICE.

     2.1. Purchase Price. The purchase price shall be as identified in each Country Portfolio Appendix ("Purchase Price") of the Country Portfolio Appendices (the "Purchase Price").

     2.2. Net Purchase Price. Net Purchase Price shall be the Purchase Price less the principal amount of the Assumed Debt as of the Effective Date.

     2.3. Effective Date Calculations. The Purchase Price for the Purchased Assets is calculated as of the Effective Date. There are no adjustments to be made to the Purchase Price. Leasetec is entitled to all Payments and other Proceeds from the Leases and Equipment which are attributed to periods after the Effective Date. StorageTek is entitled to all such Payments and other Proceeds which are attributed to periods before the Effective Date. All Assumed Debt becomes the responsibility of Leasetec as of the day following the Effective Date; and all sales, use and other taxes which are assessed on or concerning the Equipment and Leases on or after the day following the Effective Date are the responsibility of Leasetec, except as otherwise provided herein or in the Operating Agreement.

     2.4. Taxes. Leasetec acknowledges that it is liable for and that the Purchase Price for Equipment, Financed Software and Financed Services purchased hereunder will be exclusive of any applicable sales, use, VAT, transfer, property, and/or other taxes howsoever designated or levied upon the sale, delivery or use of the related products. Leasetec shall be responsible for, and shall indemnify and hold harmless StorageTek from and against, reporting and payment of any and all such taxes, interest and penalties; provided Leasetec is responsible and indemnifies for only those property taxes which are assessed on Equipment after its title passes to Leasetec. The parties agree to cooperate to minimize the incidence of tax on the Equipment, Financed Software and Financed Services, their purchase and financing hereunder, their ownership, possession, use, or lease, and this Agreement.
          Leasetec will reimburse StorageTek for any such taxes which StorageTek is required to pay a taxing authority.


3.   CLOSING.

     3.1. Closing Date. The closing shall be occur under each Country Portfolio Appendix as agreed with respect to time and date by the parties, but no later than March 27, 1996. The time and date on which the closing is actually held is sometimes referred to herein as the "Closing Date."

     3.2. Payment on the Closing Date. On the Closing Date, Leasetec shall pay to StorageTek an amount equal to the Net Purchase Price, plus interest on the Net Purchase Price, computed at a rate of 7% per annum from the Effective Date through the Closing Date, by wire transfer of immediately available funds to the account specified in the applicable Country Portfolio Appendix.

     3.3. Leasetec's Deliveries. On the Closing Date, Leasetec shall deliver to StorageTek all the following:

          (A) Certificate of the Secretary or an assistant secretary of Leasetec, dated the Closing Date, in form and substance reasonably satisfactory to StorageTek, as to (i) the resolutions of the Board of Directors (or a duly authorized committee thereof) of Leasetec authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including a copy thereof); and (ii) incumbency and signature certificates for the officers of Leasetec executing this Agreement, the applicable Country Portfolio Appendix and any ancillary agreements;

          (B) An assumption agreement with respect to Assumed Debt duly executed by Leasetec;

          (C) The Transition Agreement and the Operating Agreement, each duly executedby SFSC, and appropriate Appendices for the relevant Designated Territories; and

          (D) Such other instruments and documents as may be reasonably required in the applicable Country Portfolio Appendix.

     3.4. StorageTek's Deliveries. On the Closing Date, StorageTek shall deliver to Leasetec all of the following:

          (A) Certificate of the Secretary or an assistant secretary of StorageTek, dated the Closing Date, in form and substance reasonably satisfactory to Leasetec, as to (i) the resolutions of the Board of Directors (or a duly authorized committee thereof) of StorageTek authorizing the execution and performance of this Agreement and the transactions contemplated hereby (including copies thereof); and (ii) incumbency and signature certificates for the officers of StorageTek executing this Agreement, the applicable Country Portfolio Appendix and any ancillary agreements;

          (B) A Bill of Sale and Assignment (unless waived by Leasetec for a particular Designated Territory) duly executed by StorageTek in the form attached hereto as Exhibit B or as otherwise agreed by StorageTek and Leasetec. If the Bill of Sale and Assignment is waived, the provisions set forth in Exhibit B shall be deemed included in the Invoice issued by StorageTek to Leasetec for the Leases and Equipment;

          (C) A Limited Power of Attorney duly executed by StorageTek in a form mutually acceptable to StorageTek and Leasetec;

          (D) The Transition Services Agreement and the Operating Agreement, each duly executed by StorageTek, and appropriate Appendices for the relevant Designated Territories, together with consents to the assignment of any Assumed Debt and the related Assumed Debt documents;

          (E) The additional items required for the Closing Package as applicable for the Purchased Assets;

          (F)  The Assumed Debt Documents; and

          (G) Such other instruments and documents as may be reasonably required in the applicable Country Portfolio Appendix.

4.   INCORPORATED TERMS/DEFINITIONS.

     4.1. Sections  3.3, 3.6, 3.7, 3.8, 3.9, 3.11, 3.12, 7.1, 7.2, 7.3, 7.4,
          8.2, 8.3, 9.1, 9.2, and 9.3 of the Operating Agreement between StorageTek and SFSC apply to the sale and assignment of the Purchased Assets hereunder, such terms and conditions of the Operating Agreement being incorporated herein by this reference. The terms and conditions of the abovereferenced sections of the Operating Agreement shall apply to the Equipment purchased and Leases assigned hereunder.

     4.2. Unless otherwise provided herein, capitalized terms used herein shall have the definitions set forth in the Operating Agreement. The references to "SFSC" in the Operating Agreement, including the Glossary attached thereto, shall be deemed to mean Leasetec for the purposes of this Agreement.

     4.3. For purposes of the transactions contemplated by this Agreement, the provisions of the Operating Agreement Section 3.3 (Closing Package) is amended by the addition of clauses (j) and (k) to read as follows:

          (j) Notice Letter in the form of Exhibit C attached hereto for each Lease assigned, such letter to be signed by StorageTek but undated. (This letter may be delivered by SFSC to the Obligor at such time as SFSC undertakes billing and collection with respect to the related Lease pursuant to the Operating Agreement.)

          (k) Releases of all liens, encumbrances and other security interests on the Equipment and Leases, unless the same are related to Assumed Debt.

5. REPRESENTATIONS AND WARRANTIES BY STORAGETEK. As an inducement to Leasetec to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting the applicability of the Operating Agreement as aforesaid, StorageTek represents and warrants to Leasetec as follows:

     5.1. StorageTek has no actual knowledge of any material breach by an Obligor of any of its material obligations under the Lease, except as have been previously disclosed to Leasetec in writing.

     5.2. StorageTek does not require the approval, consent or waiver of any party (including its lenders) to enter into this Agreement and sell Equipment hereunder, other than any such consents and approvals that have been or will be obtained as of the Closing Date.

     5.3. StorageTek has the absolute right to assign all of the Leases to Leasetec; each Lease is duly authorized and validly executed by the Obligor and constitutes a legally valid, binding and effective agreement enforceable against such Obligor in accordance with its terms; each Lease constitutes the entire understanding between StorageTek and the Obligor with respect to the lease of the Equipment and has not been modified in any way, revoked, or rescinded and remains in full force and effect.

     5.4. All of the executed originals (whether manually signed or carbon originals) of each Lease have been delivered to Leasetec (other than those executed originals of the Lease in Obligor's possession).

     5.5. Upon the assignment of the Leases to Leasetec, Leasetec will acquire good and marketable title to such Leases, free and clear of all liens, security interests and encumbrances, except for the interest of the Obligor under the applicable Lease and any security interest identified in Exhibit A to the applicable Country Portfolio Appendix; and there are no taxes with respect to the Equipment which are due and unpaid, other than those arising as a result of the sale of the Equipment hereunder, and such title shall effectively pass and shall be effectively evidenced by the Bill of Sale and Assignment and any other documents reasonably required by Leasetec.

     5.6. There are no filings, recordings or registrations (including, without limitation, UCC and PPSA filings and registrations of charges) now in effect which evidence, indicate or provide notice of any claims, liens, encumbrances or other security interests on or against the Equipment, the Leases, this Agreement or the proceeds of any of them, except (i) those security interests for which releases (satisfactory in form and substance to Leasetec) have been delivered herewith and (ii) those security interests identified in Exhibit A to the applicable Country Portfolio Appendix. If any filings, recordings or registrations are found to exist in violation of the foregoing warranty, StorageTek will exercise best efforts to obtain their release as soon as possible after they are discovered; but notwithstanding such efforts and any resultant releases, any claim, loss, cost, damage or expense incurred by SFSC as a result of such filings, recordings or registrations are subject to the indemnity under Section 8.2 of the Operating Agreement.

6. REPRESENTATIONS AND WARRANTIES BY LEASETEC/CLAIMS BY LEASETEC. As an inducement to StorageTek to enter into this Agreement and to consummate the transactions contemplated hereby, Leasetec represents and warrants to StorageTek as follows:

     6.1. It is a corporation duly organized, validly existing and duly qualified to conduct its business as it is presently conducted in such jurisdictions in the United States where the failure to so qualify would have a material adverse impact on the business of the corporation or the enforceability of this Agreement, and has full corporate power to enter into this Agreement and to carry out the transactions contemplated hereby.

     6.2. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to any bankruptcy, insolvency or similar laws.

     6.3. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any other agreement or instrument to which it is a party or by which it is bound or be in violation or default of any applicable statute, rule, regulation or decree of any court, administrative agency or governmental body to which it may be subject; except for conflicts, breaches, violations or defaults which would not (i) have a material, adverse affect on the business of Leasetec; or (ii) restrict Leasetec's ability to perform this Agreement.

     6.4. Leasetec may not make any claim for damages due to the breach of any warranty by StorageTek hereunder except to the extent Leasetec has been either unable after reasonable efforts to collect monies due under a lease, or secure rights to Equipment and such inability is due to StorageTek's breach. Leasetec will not make any such claims until the aggregate amount of such claims (domestically and internationally) reaches $100,000.00. Each time such claims aggregate to that amount, Leasetec ma;y invoice StorageTek or its appropriate subsidiaries for the amounts of such claims and thereafter pursue its legal rights with respect to such claims.


7. ADOPTION BY SUBSIDIARIES/AFFILIATES. Each party agrees to arrange for the adoption of the terms and conditions of this Agreement for their lease financing programs, Equipment sales and operations in the Designated Territories. The subsidiaries and affiliates of the parties in the Designated Territories will adopt this Agreement by execution of a Country Appendix in the form of Exhibit A hereto, with such additions and changes as local law necessitates.

8.    ARBITRATION.

     8.1. Arbitration Generally. Subject to Sections 8.2 through 8.5, any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by arbitration before three arbitrators in accordance with the Rules or the American Arbitration Association ("AAA") then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration will be conducted in the city nearest Leasetec's main U.S. office having an AAA regional office. The arbitrators will be selected from a panel of persons having experience with and knowledge of electronic computers and the computer leasing business, and at least one of the arbitrators selected will be an attorney.

     8.2. Actual Damages. The arbitrators will have no authority to award punitive damages nor any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Where a specific exclusive remedy (such as repurchase of Equipment) is provided herein, that remedy shall be awarded, regardless of any determination of actual damages.

     8.3. Equitable Relief. Either party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the arbitration proceedings. Arbitration will not be required for actions for recovery of specific property such as replevin.

     8.4. No Disclosure. Except as required by law, neither party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both parties.

     8.5. Prior Notice. Prior to initiation of arbitration or any other form of legal or equitable proceedings, the aggrieved party will give the other party written notice by certified mail, return receipt requested, to the address set forth in Section 9.4, describing the claim and amount as to which it intends to initiate action.

9.   MISCELLANEOUS.

     9.1. Further Actions. Each party will take such actions and execute, acknowledge and deliver all further instruments and assurances reasonably requested by the other party in order to give effect to or to more fully perfect the purchase of Equipment hereunder and provisions hereof.

     9.2. Modification. The terms of this Agreement may not be altered, except by written agreement of Leasetec and StorageTek.

     9.3. Limitation of Liability. IN NO EVENT SHALL STORAGETEK OR LEASETEC BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR OBLIGATIONS UNDER THIS AGREEMENT UNDER ANY LEGAL THEORY, WHETHER OR NOT THE PARTY CHARGED WAS MADE AWARE OF THE POSSIBILITY OF THEIR OCCURRENCE. NO ACTION ARISING OUT OF ANY CLAIMED BREACH OF THIS AGREEMENT OR TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN THREE (3) YEARS AFTER THE CAUSE OF ACTION HAS OCCURRED.

     9.4. Notices. Any notices or other communication with respect to the matters set forth in this Agreement shall be in writing and shall be delivered to the parties at the following addresses, or such other address or addresses as may be specified in a notice served in accordance herewith:




          To Leasetec:        Leasetec Corporation
                              1401 Pearl Street
                              Boulder, Colorado  80302
                              Attention:  President


          To StorageTek:      Storage Technology Corporation
                              2270 S. 88th Avenue
                              Louisville, Colorado  80028
                              Attention:  General Counsel


          Except as required in Section 8.5, all notices may be hand-delivered to the addressee, sent by U.S. mail (postage prepaid), or sent by a nationally recognized overnight courier service.

     9.5. Nature of Relationship. The parties acknowledge that each party hereto shall perform its obligations hereunder as an independent contractor, and that at no time will this Agreement be deemed to create a partnership, joint venture or employment contract. There shall be no restriction on StorageTek's or Leasetec's independent business judgment, including, but not limited to, decisions regarding selection of Obligors, pricing, market or credit decisions.

     9.6. Interest on Overdue Payments. Any non-payment of any amount due hereunder shall result in the obligation on the part of the party obligated to make such payment promptly to pay interest at a rate equal to the lesser of the Prime Rate or the highest rate as may be legally enforceable on the overdue obligations for the period of time during which they are overdue.

     9.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the applicable Country Portfolio Appendix.

     9.9. Entire Agreement. This Agreement and the Exhibits hereto reflect the complete agreement of the parties hereto with respect to the subject matter hereof and supersede all prior written and oral agreements with respect to the subject matter hereof.

     9.10.Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, but all of such counterparts shall constitute a single instrument.

     9.11.Headings. The headings of Articles and Sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections refer to the corresponding Sections of this Agreement unless otherwise specified.

     9.12.Expenses. Each party hereto shall bear its own legal and professional fees and expenses incurred in the negotiation, preparation, review and approval of this Agreement and related documentation.

     9.13.Effect. This Agreement shall take effect as of the date first above written and shall govern the sale of the Purchased Assets as set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.


STORAGE TECHNOLOGY CORPORATION                   STORAGETEK FINANCIAL
                                                      SERVICES CORPORATION

By:  /s/ DAVID E. LACEY                           By:  /s/ DAVID E. LACEY
     --------------------                           -----------------------
     David E. Lacey                                    David E. Lacey
     Corporate Vice President                          Corporate Vice President


Accepted and Agreed:

LEASETEC CORPORATION

By:  /s/ GEORGE M. MERRIMAN, JR.
     ------------------------------
     George M. Merriman, Jr.
     President











               PORTFOLIO PURCHASE AGREEMENT EXHIBIT A

                    COUNTRY PORTFOLIO APPENDIX

Effective as of ___________________ 1996, ______________________ ("Seller")
and _____________________ ("Buyer") hereby agree that Seller will sell and Buyer will buy the Purchased Assets under the terms and conditions set forth in the Portfolio Purchase Agreement executed by Storage Technology Corporation and Leasetec Corporation, dated _______________________, 1996 (the "Portfolio Agreement"), subject to the following:


1. The Equipment and Leases being sold and assigned hereunder are identified on Schedule A hereto.

2.   The Closing Date shall be ______________________________.

3. The term "StorageTek" as used in the Portfolio Agreement shall mean Seller; and the term "Leasetec" as used therein shall mean Buyer.

4. References in the Portfolio Agreement to the "United States" shall mean ______________ (name the country or countries to which this Country Portfolio Appendix applies), hereinafter referred to as the "Territory".

5.   For purposes of this Country Portfolio Appendix, the Portfolio
     Agreement is amended as follows:_____________________________________ (if no amendments, so state).

6. The Purchase Price for such Purchased Assets is ___________________, the Assumed Debt is _______________ and the Net Purchase Price is
     _________________.

7. The Leases and Equipment which are the subject of this Country Portfolio Appendix are subject to certain third party interests, as described on Schedule C. Buyer acknowledges the interests thus described and agrees to purchase the Leases and Equipment subject to such third party interests or, if so indicated on Schedule C, assumes and agrees to pay the debt and perform the obligations of Seller referenced in the agreements identified therein.

8. The official language of this Country Portfolio Appendix is English except to the extent otherwise required by law; no amendment, order, waiver, notice, consent or other writing shall be effective unless provided in that language.

9. All monetary amounts under this Country Portfolio Appendix shall be stated and paid in the lawful currency of the Territory, which is
     _____________.

10. This Country Portfolio Appendix shall be binding and effective on Seller and Buyer as of the date first set forth above.



Executed the date first written above.


- ---------------------------                ----------------------------
("Seller")                                 ("Buyer")
By:                                        By:
Title:                                     Title:

                   Schedule A to Country Portfolio Appendix



                     Description of Leases and Equipment

                   Schedule B to Country Portfolio Appendix



                          Wire Transfer Instructions

                   Schedule C to Country Portfolio Appendix



     Limitations on Right to Sell Equipment; Liens on Leases and Equipment

                            EXHIBIT B
                   BILL OF SALE AND ASSIGNMENT


This Bill of Sale is given pursuant to the Portfolio Purchase Agreement dated
                          , 19   (the "Portfolio Agreement") between STORAGE
TECHNOLOGY CORPORATION ("StorageTek") and LEASETEC CORPORATION ("Leasetec"), and shall be governed by all of its terms and conditions, which are deemed incorporated herein by this reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Portfolio Agreement.

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, StorageTek hereby assigns, sells, transfers title and sets over unto Leasetec all of StorageTek's right, title and interest in and to the Leases (as described in Schedule A hereto) and all Equipment (as described in Schedule B hereto) covered by the Leases and all Software and Service fees included in or payable under the Leases (unless excluded in Schedule A) and the proceeds (including insurance proceeds) of all of them, free and clear of any claims, liens or encumbrances of any kind except the rights of the Obligors under the Leases and the security interest of any party providing financing arrangements referenced in Schedule C hereto. IN WITNESS WHEREOF, StorageTek has caused this Bill of Sale and Assignment to be executed as
of              , 19    .


                              STORAGE TECHNOLOGY CORPORATION


                              By: __________________________
                              Name:
                              Title: